Exhibit 5(b)

SCHEDULE A

List of Funds

BlackRock Future Climate and Sustainable Economy ETF

BlackRock Future Financial and Technology ETF

BlackRock Future Health ETF

BlackRock Future Innovators ETF

BlackRock Future U.S. Themes ETF

BlackRock Future Tech ETF

BlackRock U.S. Carbon Transition Readiness ETF

BlackRock U.S. Equity Factor Rotation ETF

BlackRock World ex U.S. Carbon Transition Readiness ETF

Amended                 , 2022